Exhibit 11

                      MOTHERS WORK, INC. AND SUBSIDIARIES
                      COMPUTATION OF LOSS PER COMMON SHARE

                                        For the Three Months            For the Six Months
                                           Ended March 31,                Ended March 31,
                                    ----------------------------    --------------------------
                                        1997             1998           1997          1998
                                    -----------      -----------    -----------    -----------
Common shares for Basic EPS           3,563,342        3,570,662      3,561,306      3,567,653

Effective of Dilutive Securities             --               --             --             --
                                    -----------      -----------    -----------    -----------

Common shares of Diluted EPS          3,563,342        3,570,662      3,561,306      3,567,653
                                    ===========      ===========    ===========    ===========
Net loss                            $(7,889,326)     $(2,174,757)   $(7,421,265)   $(1,270,800)

Preferred stock dividends              (299,767)        (292,054)      (544,142)      (584,108)
                                    -----------      -----------    -----------    -----------
Net loss applicable to common
   stockholders                     $(8,189,093)     $(2,466,811)   $(7,965,407)   $(1,854,908)
                                    ===========      ===========    ===========    ===========

Net loss per common share:
    Basic and Diluted EPS           $     (2.30)     $     (0.69)   $     (2.24)    $    (0.52)
                                    ===========      ===========    ===========    ===========
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